Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-183912
333-175541
333-171184

Prospectus Supplement No. 4
(to Prospectus dated January 8, 2014,
as supplemented by Prospectus Supplement No. 1,
dated January 24, 2014, Prospectus Supplement
No. 2, dated February 14, 2014, and Prospectus
Supplement No. 3, dated March 7, 2014)

6,359,294 SHARES OF COMMON STOCK
OF
ADCARE HEALTH SYSTEMS, INC.
This prospectus supplement No. 4, dated March 14, 2014 (this “Prospectus Supplement No. 4”), supplements our prospectus, dated January 8, 2014, as amended and supplemented by Prospectus Supplement No. 1 thereto, dated January 24, 2014, Prospectus Supplement No. 2 thereto, dated February 14, 2014, and Prospectus Supplement No. 3 thereto, dated March 7, 2014 (as so amended and supplemented, the “Prospectus”). This Prospectus Supplement No. 4 is being filed to update, amend and supplement the information included or incorporated by reference into the Prospectus with the information contained in our Current Report on Form 8−K, filed with the Securities and Exchange Commission on March 14, 2014, which is attached to this Prospectus Supplement No. 4. This Prospectus Supplement No. 4 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.
The Prospectus and this Prospectus Supplement No. 4 relate to the resale or other disposition from time to time of up to 6,359,294 shares of our common stock by the selling shareholders named in the Prospectus. The shares of common stock covered by the Prospectus and this Prospectus Supplement No. 4 represent shares which are currently outstanding and shares issuable upon the conversion of convertible promissory notes and the exercise of warrants which were previously issued by us in private placement transactions. We are not selling any common stock under the Prospectus and this Prospectus Supplement No. 4 and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders.
This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus. This Prospectus Supplement No. 4 updates, amends and supplements the information included or incorporated by reference into the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 4, you should rely on the information in this Prospectus Supplement No. 4.
Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus, dated January 8, 2014, filed with the Securities and Exchange Commission on January 14, 2014, including any supplements or amendments thereto, is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-183912, 333-175541 and 333-171184.
The common stock is traded on the NYSE MKT under the symbol “ADK.” On March 14, 2014, the last reported sale of the common stock on the NYSE MKT was $4.22 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 4. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 4 is March 14, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      March 10, 2014

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 7.01    Regulation FD Disclosure.

On March 10, 2014, AdCare Health Systems, Inc. (the "Company") issued a press release announcing the declaration by the Board of Directors of the Company (the "Board") of a dividend on the Company's 10.875% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"). Attached as Exhibit 99.1 is the press release relating to the dividend.
The information in this Current Report on Form 8-K under Item 7.01 is being furnished pursuant to Item 7.01 of Form 8-K. In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including, without limitation, Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report on Form 8-K, including, without limitation, Exhibit 99.1, shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01	Other Events.
On March 10, 2014, the Board declared a quarterly dividend with respect to the Series A Preferred Stock, accruing from January 1, 2014 through March 31, 2014, equivalent to an annualized 10.875% per share, based on the $25.00 per share stated liquidation preference. The dividend will be payable on March 31, 2014 to holders of the Series A Preferred Stock of record on March 21, 2014.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

99.1    Press Release dated March 10, 2014, announcing the declaration of a dividend on the Series A Cumulative Redeemable Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2014	ADCARE HEALTH SYSTEMS, INC.

/s/ Ronald W. Fleming
Ronald W. Fleming
Chief Financial Officer

EXHIBIT INDEX

99.1    Press Release, dated March 10, 2014, announcing the declaration of a dividend on the Series A Cumulative Redeemable Preferred Stock.

Exhibit 99.1

AdCare Health Systems, Inc. Declares Quarterly Dividend on Series A Cumulative Redeemable Preferred Stock
ATLANTA, March 10, 2014 /PRNewswire/ -- AdCare Health Systems, Inc. (NYSE MKT:ADK) (NYSE MKT: ADK.PRA) (the "Company" or "AdCare"), a leading long-term care provider, today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10.875% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"), accruing from January 1, 2014 through March 31, 2014.

The dividend on the Series A Preferred Stock will be payable on March 31, 2014 to holders of record at the close of business on March 21, 2014. The dividend payment will be $0.68 per share, which is equivalent to an annualized 10.875% per share of the $25.00 per share stated liquidation preference. The Series A Preferred Stock is listed on the NYSE MKT LLC and trades under the symbol "ADK.PRA".

About AdCare Health Systems, Inc.
AdCare Health Systems, Inc. is a recognized provider of senior living and health care facility management. AdCare owns and manages long-term care facilities and retirement communities, and since the company's inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the Company's future expectations and prospects. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. Except where required by law, the Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Contacts, Boyd Gentry, CEO, +1-678-869-5116, info@adcarehealth.com; Investor Relations, Brett Maas, Hayden IR, +1-646-536-7331, brett@haydenir.com